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                                                                      Exhibit 13


April 10, 2003

VIA FACSIMILE

Hudson Technologies, Inc.
275 North Middletown Road
Pearl River, New York  10965
Attention: President

Re: Convertible Note

         Reference is made to the Convertible Note due December 20, 2004 in the principal amount of $48,000.00 (the "Convertible Note") payable to Fleming US Discovery Offshore Fund III, L.P. (the "Payee") by Hudson Technologies, Inc. (the "Maker").

         Under the terms of the Convertible Note, the initial conversion price (the "Initial Conversion Price") is equal to $.7924 (the average closing sale price of the Maker's Common Stock as reported on the Nasdaq SmallCap Market for the five business days immediately preceding the date of the Convertible Note).

         For good and valuable consideration, the receipt of which is hereby acknowledged, the Payee has agreed to waive its right to the current calculation of the Initial Conversion Price as set forth in the Convertible Note, and instead, the Payee agrees that, effective as of December 20, 2002, the Initial Conversion Price shall be deemed to be equal to:

         (i) in the event of a public offering of equity securities by the Maker for gross proceeds of not less than $2 million prior to December 20, 2003 (the "Equity Offering"), the lower of (A) the conversion price of the equity securities in the Equity Offering or (B) $1.13 (the average closing sale price of the Issuer's Common Stock as reported on the Nasdaq SmallCap Market for the five business days immediately preceding the date hereof); or

         (ii) in the event that an Equity Offering does not occur prior to December 20, 2003, $1.13.

         The Initial Conversion Price is subject to the anti-dilution adjustments set forth in the Convertible Note.

         Except as specifically modified pursuant hereto or in that certain Agreement, Waiver and Consent effective as of December 19, 2002 by and between the Maker and the Payee, no other changes, waivers or modifications to the Convertible Note are intended or implied and in all other respects, the Convertible Notes are hereby restated and confirmed by the parties hereto as of the date hereof.

                           [Signature page to follow]

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                              FLEMING US DISCOVERY OFFSHORE FUND III, L.P.


                                  By: FLEMING US DISCOVERY PARTNERS, L.P.,
                                      its general partner

                                        By: FLEMING US DISCOVERY, LLC,
                                            its general partner


                                        By: /s/ Robert L. Burr
                                            ------------------------------------
                                            Robert L. Burr, member


AGREED AND ACCEPTED:

HUDSON TECHNOLOGIES, INC.

By: /s/ Brian F. Coleman
    -------------------------
       Name: Brian F. Coleman
       Title: President
















                   [Signature Page to Conversion Rate Letter]